CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 to be filed on or about January 9, 2019 of Lord Abbett Municipal Income Fund, Inc. (the “Registration Statement”) of our reports dated November 20, 2018 relating to the financial statements and financial highlights of Lord Abbett AMT Free Municipal Bond Fund and Lord Abbett National Tax Free Income Fund, each a series of Lord Abbett Municipal Fund Income, Inc., as of and for the year ended September 30, 2018.

We also consent to the references to us under the headings “Financial Highlights” and “Representations and Warranties” (paragraphs 4.1(f) and 4.2(h)) in the Form of Agreement and Plan of Reorganization included in the Combined Prospectus/Proxy Statement and to the reference to us as experts on the cover page of the Statement of Additional Information, dated February 11, 2019, both of which are part of the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 9, 2019